SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  August 3, 1994




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)








Registrant's telephone number, including area code:(415) 973-7000






Item 5.  Other Events

A.   California Public Utilities Commission Proceedings - 1995
     Electric Rate Stabilization

On August 2, 1994, the Company announced that it will extend its freeze on retail electric rates through the end of 1995. The electric rate freeze extension is dependent upon adoption by the California Public Utilities Commission (CPUC) of certain rate changes requested by the Company for 1995. As previously disclosed, in April 1993, the Company had adopted a freeze on electric rates through the end of 1994.

The Company also announced that when it files its 1996 General Rate Case (GRC) later this year, it will not seek an increase from current electric revenues through the end of 1996 for its expenses other than fuel, purchased power and Diablo Canyon Power Plant costs. In the GRC proceeding, the CPUC sets the Company's base revenue requirements for both electric and gas operations. This revenue is intended to recover the Company's fixed costs and non-fuel variable costs. The Company ordinarily files a GRC application once every three years, with a decision issued approximately 13 months after the application is filed. The Company's next GRC would establish rates to be effective on January 1, 1996.

To accomplish the electric rate freeze extension, the Company anticipates that it will forgo electric rate increases that otherwise would occur on January 1, 1995 under the Attrition Rate Adjustment (ARA) mechanism, which partially offsets attrition in earnings due to changes in operating expenses and capital costs. These increases had previously been authorized by the CPUC in the Company's 1993 GRC.

As previously disclosed, in April 1994, the Company filed an application with the CPUC proposing an electric rate increase of two percent due to a net increase in the Energy Cost Adjustment Clause/Annual Energy Rate/Electric Revenue Adjustment Mechanism/Low Income Rate Assistance (ECAC/AER/ERAM/LIRA) electric revenue requirement. If adopted, the requested rate increase would result in an estimated net electric revenue requirement increase of $158 million, effective January 1, 1995. In addition, in May 1994, the Company filed an application with the CPUC in the 1995 Cost of Capital Proceeding which, if adopted, would result in an annual revenue requirement increase of $131 million for electric rates, effective January 1, 1995. Thus, if adopted, the Company's requests in the ECAC/AER/ERAM/LIRA and 1995 Cost of Capital proceedings would result in an estimated combined net electric revenue requirement increase of $289 million, effective January 1, 1995. To the extent that the CPUC grants these electric revenue requirement increases, the Company anticipates that it will request a corresponding decrease in base revenues under the ARA mechanism, such that electric rates will not increase through the end of 1995. The Company intends to offset any such required decrease in base revenues through cost reductions. To the extent that these cost reductions are not achieved, there may be a negative impact on the Company's 1995 or 1996 results of operations.

The electric rate freeze extension represents another step in the Company's efforts to improve its ability to succeed in the face of greater competition. As previously disclosed, the Company already has taken a number of steps to help reduce its costs and maintain competitive prices, including: (1) obtaining CPUC approval to freeze 1993 electric rates through the end of 1994 and to reduce its electric rates by $100 million for major businesses over an 18-month period beginning in July 1993, (2) reducing its workforce by approximately 3,000 positions in 1993, which is expected to result in a net revenue requirement savings of approximately $170 million during the three-year 1993 GRC cycle and annual revenue requirement savings of at least $200 million beginning in 1996, and
(3) reducing its cost of capital by taking advantage of lower interest rates by refinancing its higher cost long-term debt and preferred stock.

As previously disclosed, in April 1994, the CPUC issued an order instituting rulemaking and investigation (OIR/OII) on electric industry restructuring. The CPUC's proposal, which is subject to comment and modification, could, among other things, move electric utilities from traditional cost-of-service rate cases to performance based ratemaking (PBR) in order to provide stronger incentives for efficient utility operations, management and investment. The CPUC indicated that the ongoing energy utility PBR application proceedings, including the Regulatory Reform Initiative proposal (RRI) filed by the Company in March 1994, would be used to develop performance-based programs which may vary in detail among the utilities. In its RRI filing, the Company had proposed that base revenue indexing begin in 1995 but that electric base revenue for 1995 would be held at the 1994 level.
















                         SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                   LESLIE H. EVERETT
                               By ________________________________
                                   LESLIE H. EVERETT
                                   Corporate Secretary

Dated:  August 3, 1994